EXHIBIT 99.1

STRYKER OPERATING RESULTS FOR

QUARTER ENDED MARCH 31, 2008

Kalamazoo, Michigan - April 17, 2008-- Stryker Corporation (NYSE:SYK) reported operating results for the quarter ended March 31, 2008 as follows:

First Quarter Highlights

•	Net sales increased 14.7% (10.3% constant currency) to $1,634 million
•	Orthopaedic Implant sales increased 12.4% (7.3% constant currency)
•	MedSurg Equipment sales increased 18.1% (14.9% constant currency)
•	Net earnings from continuing operations increased 20.1% from $242 million to $291 million and net earnings increased 19.3% from $244 million to $291 million
•	Diluted net earnings per share from continuing operations increased 20.7% from $.58 to $.70

"We are pleased to report another strong quarter with double-digit sales growth and twenty percent growth in earnings from continuing operations," commented Stephen P. MacMillan, President and Chief Executive Officer. "The ability to draw on a broad base of businesses continues to be important to our success, with six of our U.S. franchises - Spine, Trauma, Craniomaxillofacial, Instruments, Endoscopy and Medical - leading the way with 18% collective growth this quarter."

Net sales were $1,634.4 million for the first quarter of 2008, representing a 14.7% increase over net sales of $1,425.5 million for the first quarter of 2007. On a constant currency basis, net sales increased 10.3% for the first quarter.

Net earnings from continuing operations for the first quarter of 2008 were $290.5 million, representing a 20.1% increase over net earnings from continuing operations of $241.8 million for the first quarter of 2007.  Diluted net earnings per share from continuing operations for the first quarter of 2008 increased 20.7% to $.70 compared to $.58 for the first quarter of 2007.

Net earnings for the first quarter of 2008 were $290.5 million, representing a 19.3% increase over net earnings of $243.5 million for the first quarter of 2007.  Diluted net earnings per share for the first quarter of 2008 increased 18.6% to $.70 compared to $.59 for the first quarter of 2007.

Sales Analysis

Domestic sales were $1,032.9 million for the first quarter of 2008, representing an increase of 13.1%, as a result of higher shipments of Orthopaedic Implants and MedSurg Equipment.

International sales were $601.5 million for the first quarter of 2008, representing an increase of 17.4%, as a result of higher shipments of Orthopaedic Implants and MedSurg Equipment.  The impact of foreign currency comparisons to the dollar value of international sales was favorable by $62.0 million in the first quarter of 2008.  On a constant currency basis, international sales increased 5.3% in the first quarter of 2008.

Worldwide sales of Orthopaedic Implants were $971.1 million for the first quarter of 2008, representing an increase of 12.4%, based on higher shipments of reconstructive (hip, knee and shoulder), trauma, spinal and craniomaxillofacial implant systems; and bone cement.  On a constant currency basis, sales of Orthopaedic Implants increased 7.3% in the first quarter of 2008.

Worldwide sales of MedSurg Equipment were $663.3 million for the first quarter of 2008, representing an increase of 18.1%, based on higher shipments of surgical equipment; endoscopic, communications and digital imaging systems; as well as patient handling and emergency medical equipment.  On a constant currency basis, sales of MedSurg Equipment increased 14.9% in the first quarter of 2008.

Income Taxes

The Company's effective income tax rate on earnings from continuing operations for the first quarter of 2008 was 28.1%, as compared to effective income tax rates on such earnings for the first quarter and year ended December 31, 2007 of 28.1% and 28.0%, respectively.

Outlook for 2008

The Company's outlook for 2008 continues to be optimistic regarding underlying growth rates in orthopaedic procedures and sales growth rates in the Company's broadly based range of products in orthopaedics and other medical specialties, despite the potential for continued pricing pressure in certain markets.  The Company projects that diluted net earnings per share for 2008 will approximate $2.88, an increase of 20% over adjusted diluted net earnings per share from continuing operations of $2.40 in 2007.  The financial forecast for 2008 includes a constant currency net sales increase in the range of 11% to 13% as a result of growth in shipments of Orthopaedic Implants and MedSurg Equipment.  If foreign currency exchange rates hold near March 31, 2008 levels, the Company anticipates a favorable impact on net sales of approximately 4.5% to 5% in the second quarter of 2008 and a favorable impact on net sales of approximately 2.5% to 3.5% for the full year of 2008.

Conference Call

As previously announced, the Company will conduct a conference call for financial analysts at 4:30 p.m., Eastern Time, today.  To participate in the conference call dial 800-510-0178 (domestic) or 617-614-3450 (international) and enter the participant passcode 99400509. A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.

A recording of the call will also be available from 6:30 p.m., Eastern Time today until 6:30 p.m. on Thursday, April 24, 2008. To hear this recording dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter the passcode 31621619.

Forward-Looking Statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those expressed or implied in such statements.  Such factors include, but are not limited to: pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for the Company's products; regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; changes in economic conditions that adversely affect the level of demand for the Company's products; changes in foreign exchange markets; changes in financial markets; and changes in the competitive environment.  Additional information concerning these and other factors are contained in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker Corporation is one of the world's leading medical technology companies with the most broadly based range of products in orthopaedics and a significant presence in other medical specialties.  Stryker works with respected medical professionals to help people lead more active and more satisfying lives.  The Company's products include implants used in joint replacement, trauma, craniomaxillofacial and spinal surgeries; biologics; surgical, neurologic, ear, nose & throat and interventional pain equipment; and endoscopic, surgical navigation, communications and digital imaging systems; as well as patient handling and emergency medical equipment.  For more information about Stryker, please visit the company web site at www.stryker.com.

STRYKER CORPORATION
For the Three Month Period Ended March 31, 2008
(Unaudited - In Millions Except Per Share Amounts)

	First Quarter
CONDENSED STATEMENTS OF EARNINGS	2008	2007	% Change

Net sales	$1,634.4	$1,425.5	14.7
Cost of sales	500.5	439.4	13.9

GROSS PROFIT	1,133.9	986.1	15.0
% of Sales	69.4	69.2

Research, development and
engineering expenses	85.1	84.6	0.6
Selling, general and
administrative expenses	654.5	568.1	15.2
Intangibles amortization	10.6	11.2	(5.4)

	750.2	663.9	13.0

OPERATING INCOME	383.7	322.2	19.1
% of Sales	23.5	22.6

Other income (expense)	20.3	14.2	43.0

EARNINGS FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	404.0	336.4	20.1

Income taxes	113.5	94.6	20.0

NET EARNINGS FROM CONTINUING OPERATIONS	290.5	241.8	20.1

Net earnings from discontinued operations	-	1.7	(100.0)

NET EARNINGS	$290.5	$243.5	19.3

Basic net earnings per share
Net earnings from continuing operations	$0.71	$0.59	20.3
Net earnings from discontinued operations	$ -	$ -	--
Basic net earnings per share	$0.71	$0.60	18.3

Diluted net earnings per share
Net earnings from continuing operations	$0.70	$0.58	20.7
Net earnings from discontinued operations	$ -	$ -	--
Diluted net earnings per share	$0.70	$0.59	18.6

Average Shares Outstanding
Basic	411.4	408.6
Diluted	417.9	416.0

STRYKER CORPORATION
For the Three Month Period Ended March 31, 2008
(Unaudited - In Millions)

	First Quarter
			% Change
				Constant
CONDENSED SALES ANALYSIS	2008	2007	Reported	Currency

Domestic	$1,032.9	$913.2	13.1	13.1
International	601.5	512.3	17.4	5.3

NET SALES	$1,634.4	$1,425.5	14.7	10.3

Orthopaedic Implants	$971.1	$864.0	12.4	7.3
MedSurg Equipment	663.3	561.5	18.1	14.9

NET SALES	$1,634.4	$1,425.5	14.7	10.3

	First Quarter 2008
	% Change
	Domestic	International		Total
			Constant		Constant
SUPPLEMENTAL SALES GROWTH ANALYSIS	Reported	Reported	Currency	Reported	Currency

Orthopaedic Implants sales:
Hips	2	6	(5)	4	(1)
Knees	12	17	6	14	9
Trauma	23	25	11	24	16
Spine	25	14	2	22	18
Craniomaxillofacial	30	17	5	25	21
Total Orthopaedic Implants	11	14	3	12	7

MedSurg Equipment sales:
Surgical equipment and surgical navigation systems	16	24	12	18	15
Endoscopic, communications and digital imaging systems	12	32	18	16	14
Patient handling and emergency medical equipment	21	18	4	20	18
Total MedSurg Equipment	16	25	12	18	15

STRYKER CORPORATION
(Unaudited - In Millions)

	March 31	December 31
CONDENSED BALANCE SHEETS	2008	2007

ASSETS

Cash and cash equivalents	$423.5	$290.5

Marketable securities	1,939.3	2,120.3

Accounts receivable (net)	1,094.6	1,030.7

Inventories	894.6	796.2

Other current assets	711.9	667.2

TOTAL CURRENT ASSETS	5,063.9	4,904.9

Property, Plant and Equipment (net)	1,023.4	991.6

Goodwill and Other Intangibles (net)	957.6	925.5

Other Assets	709.2	532.0

TOTAL ASSETS	$7,754.1	$7,354.0

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities	$1,149.2	$1,333.0

Other Liabilities	672.1	642.5

Shareholders' Equity	5,932.8	5,378.5

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$7,754.1	$7,354.0

STRYKER CORPORATION
For the Three Month Period Ended March 31, 2008
(Unaudited - In Millions)

	First Quarter
CONDENSED STATEMENTS OF CASH FLOWS	2008	2007

OPERATING ACTIVITIES

Net earnings from continuing operations	$290.5	$241.8

Depreciation	38.7	31.9

Amortization	59.5	55.2

Changes in working capital and other	(197.9)	(176.2)

NET CASH PROVIDED BY OPERATING ACTIVITIES	190.8	152.7

INVESTING ACTIVITIES

Acquisitions, net of cash acquired	(6.2)	(5.7)

Proceeds from sales of (purchases of) marketable securities, net	91.6	(171.4)

Purchases of property, plant and equipment	(30.9)	(40.8)

Proceeds from sales of property, plant and equipment	0.1	0.2

Other	-	(1.2)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	54.6	(218.9)

FINANCING ACTIVITIES

Proceeds from borrowings, net	0.8	0.4

Dividends paid	(135.6)	(89.7)

Other	4.5	30.5

NET CASH USED IN FINANCING ACTIVITIES	(130.3)	(58.8)

Effect of exchange rate changes on cash and cash equivalents	17.9	2.7

CHANGE IN CASH AND CASH EQUIVALENTS	$133.0	($122.3)

Date:    April 17, 2008

Contact:     Katherine A. Owen

                  Vice President, Strategy and Investor Relations

                  269/385-2600